Exhibit 1.1

Cross Country, Inc. Announces 3rd Quarter Earnings Conference Call Tuesday, November 5, 2002 at 10:00 A.M. EST

BOCA RATON, Fla., Oct 9, 2002 /PRNewswire-FirstCall via COMTEX/ — Cross Country, Inc. (Nasdaq: CCRN) will hold its quarterly conference call to discuss its third quarter 2002 results on Tuesday, November 5, 2002, at 10:00 a.m. Eastern Standard Time (EST). The company intends to distribute its earnings press release after the close of business on November 4, 2002.

This call will be webcast by CCBN and can be accessed at Cross Country's web site at www.crosscountry.com. A replay of the call will also be available by telephone from 12:30 p.m. EST on November 5 until 11:59 p.m. EST on Wednesday, November 13, 2002, by calling 800-405-2236 Passcode: 502421#.

The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel, Fidelity Investments(R) (Fidelity.com) and others. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

Cross Country, Inc. is a leading provider of healthcare staffing services in the United States. The company has an active client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers throughout all 50 states. More information on Cross Country, Inc. can be obtained at www.crosscountry.com.

SOURCE Cross Country, Inc.

CONTACT: Susan Eccher, Director, Investor Relations, +1-877-686-9779, or Brian Hekman, Director, Corporate Communications, +1-800-998-5187, both of Cross Country, Inc. URL: http://www.crosscountry.com